Exhibit 18

REGAL-BELOIT Corporation
200 State Street
Beloit, WI 53511

Dear Sir/Madams:

We have audited the consolidated financial statements of REGAL-BELOIT Corporation and subsidiaries (the “Company”) as of December 31, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 25, 2004, which expresses an unqualified opinion and includes explanatory paragraphs concerning (i) the Company’s change in accounting for goodwill, and intangible assets effective January 1, 2002, and (ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations. Note 7 of the 2003 financial statements contains a description of your change in measurement dates used to account for your retirement plans from September 30 to December 31, to reflect the pension balances as of your balance sheet date. In our judgment, such change is to an alternative application of an accounting principle that is preferable under the circumstances.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 25, 2004